EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona – (314) 674-5555 Investors: Susannah Livingston – (314) 674-8914

Solutia Reports First Quarter 2010 Results

ST. LOUIS– April 26, 2010
First Quarter Highlights

•	Net sales of $466 million; an increase of 37% over the same period last year
•	Loss per share from continuing operations of $.49
•	Adjusted diluted EPS from continuing operations of $.33
•	Record Adjusted EBITDA of $120 million; an increase of 114% over the same period last year
•
Increasing Adjusted EBITDA guidance for the year to a range of $480 million to $500 million, cash from continuing operations less capital spending to a range of $150 million to $175 million, and providing full year Adjusted EPS from continuing operations guidance of a range from $1.40 to $1.50.

Note: See reconciliation tables below for adjustments made to GAAP financial measures and discussion of items affecting results.

“Solutia’s strong revenue and record Adjusted EBITDA in the first quarter are a direct result of the successful implementation of the cost containment and restructuring efforts we commenced at the end of 2008 coupled with moderate recovery in several of the global end-markets we serve,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “As sales volumes escalate, we are realizing the benefit of  the significant operating leverage which we have created in our businesses.  This gives us confidence in our ability to deliver record Adjusted EBITDA and Adjusted EPS for 2010 while maintaining our industry leading margins.”

Consolidated Results from Continuing Operations
Solutia Inc. (NYSE: SOA) today reported a loss from continuing operations of $58 million for the first quarter 2010, compared to a loss of $4 million for the same period in 2009.  These results were impacted by certain events affecting comparability (detailed below) which sum to a net charge of $98 million in 2010 and a net gain of $1 million in 2009.  As described further in the table below, the 2010 events were primarily related to the write-off of $80 million of unamortized debt issuance costs and a $9 million prepayment penalty associated with the early extinguishment of our term loan and revolver and certain charges related to previously announced cost reduction and restructuring activities. After adjusting for these items, income from continuing operations was $40 million in the first quarter of 2010 or an increase of $45 million as compared to the first quarter of 2009.  This significant year over year improvement was primarily due to increased sales volumes and lower raw material and manufacturing costs.
Consolidated EBITDA for the first quarter increased to $105 million from $51 million for the same period in 2009.  After taking into consideration adjustments in both periods (as detailed below in the consolidated and segment sales, EBITDA and Adjusted EBITDA table), Adjusted EBITDA increased to $120 million from $56 million in the first quarter of 2009.
Segment Data
In positioning Solutia for growth and the integration of Etimex Solar, the company is announcing new segment names.  Effective January 1, 2010, the following segment names will be used for financial reporting purposes:

Business Segment	Advanced Interlayers	Performance Films	Technical Specialties
Principle Products	Saflex®	LLumar®	Crystex®
	Vanceva®	Vista™	Therminol®
	Butvar®	Gila®	Skydrol®
	VistaSolar® (at closing)	FormulaOne™	Santoflex®

“It is essential for our reporting segments to more accurately reflect both the broad array of solutions and products we provide today, as well as our aspirations for growth in the future.  This is simply a renaming of the segments and does not affect how our businesses are structured and reported,” said Jeffry N. Quinn.
In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.
Advanced Interlayers Segment
Advanced Interlayers’ first quarter 2010 net sales were $186 million, up $53 million or 40 percent from the same period in 2009.  Adjusted EBITDA increased $24 million to $48 million for the first quarter of 2010 compared to the prior year period.  This increase was primarily due to higher sales volumes, partially offset by lower average selling prices and higher incentive compensation expense.  Adjusted EBITDA margins expanded to 26 percent in the first quarter of 2010 as compared to 18 percent for the same period in 2009.
Performance Films Segment
Performance Films’ first quarter 2010 net sales were $52 million, up $18 million or 53 percent from the same period in 2009.  Adjusted EBITDA increased to $10 million for the first quarter of 2010 compared to $2 million in the same period in 2009, primarily due to higher sales volumes, partially offset by higher incentive compensation expense.  Adjusted EBITDA margins expanded to 19 percent for the first quarter of 2010 compared to 6 percent for the same period in 2009.

Technical Specialties Segment
Technical Specialties’ first quarter 2010 net sales were $224 million, up $57 million or 34 percent from the same period in 2009.  Adjusted EBITDA increased to $79 million for the first quarter of 2010 compared to $46 million in the same period in 2009, primarily due to higher sales volumes, lower raw material costs and improved manufacturing costs, partially offset by lower average selling prices and higher incentive compensation expense.  Adjusted EBITDA margins expanded to 35 percent in the first quarter of 2010 from 28 percent for the same period in 2009.
Unallocated and Other
    Unallocated and other expenses reduced Adjusted EBITDA by $17 million, which is $1 million higher compared to the first quarter of 2009, primarily attributable to the return of incentive compensation accruals, and a charge related to the release of our LIFO reserve partially offset by modest currency gains in the first quarter of 2010 versus currency losses in the same period in 2009.
Leverage and Liquidity
The Company ended the first quarter with net debt of $1,102 million and liquidity of $719 million.   Cash used in continuing operations less capital expenditures for the quarter was $5 million compared to cash provided by continuing operations less capital expenditure of $15 million for the same period in 2009.  The year over year reduction of cash from continuing operations less capital expenditures was primarily attributed to higher contributions to the domestic pension plan and a seasonal increase in working capital, partially offset by higher EBITDA and lower capital expenditures.
During the first quarter of 2010, the Company closed a new $1,150 million senior secured credit facility and $300 million senior unsecured notes. “We are pleased with the success of the refinancing which will lower the company’s cost of debt, extend debt maturities and increase operational and strategic flexibility,” said James M. Sullivan, executive vice president and chief financial officer. “Given the strong interest in the Term Loan, we were able to upsize it from $750 million to $850 million at attractive rates with $50 million of these additional proceeds used to improve the funded status of our frozen U.S. pension plan and the remainder to bolster liquidity in support of our strategic growth plans.”

Outlook
As volumes strengthen, the company will continue to leverage its improved cost structure and high incremental margins to increase earnings and cash flow.  Due to the announced acquisition of Etimex Solar, which we expect to close during the second quarter, and the continued strength in our businesses, Solutia is targeting revenue growth of 10 percent to 15 percent in 2010 and increasing full year 2010 Adjusted EBITDA guidance from a range of $415 million to $455 million to a range of $480 million to $500 million with full year Adjusted EPS from continuing operations of $1.40 to $1.50.  Further, the company expects to generate cash from continuing operations less capital spending in 2010 in the range of $150 million to $175 million from the previous range of $100 million to $150 million.
“Solutia is well-positioned for growth with purpose in 2010,” added Quinn. “With a sustainable low-cost operating structure and the commitment of our organization to deliver a high level of service and product functionality to meet our customer’s growing demands, I am confident we will continue to produce strong results.”
First Quarter Conference Call and Video
In an effort to enhance our communications we have created a supplemental video available on our website and YouTube channel that focuses on key drivers affecting our quarterly earnings.
The company will hold a conference call at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Tuesday, April 27, 2010, during which Solutia executives will elaborate upon the company’s first quarter 2010 financial results.
A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-680-0865 (U.S.) or 617-213-4853 (International), and the pass code is 56499375.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PQEU9DGEV
Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 95221125.
Important Information Regarding Outlook
There is no guarantee that Solutia will achieve its projected financial expectation for 2010 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Our current operating premises are that automotive markets will grow globally in 2010 with the most significant growth in China and other emerging markets.  Growth in U.S. and Western Europe will be modest.  We do not premise growth in architectural outside China.  Traditional domestic and European markets will remain at 2009 levels.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2010	2009

Net Sales	$466	$339
Cost of goods sold	320	258
Gross Profit	146	81
Selling, general and administrative expenses	66	50
Research, development and other operating expenses, net	4	4
Operating Income	76	27
Interest expense	(38)	(37)
Other income (loss), net	3	(1)
Loss on debt extinguishment	(89)	--
Loss from Continuing Operations Before Income Tax Expense (Benefit)	(48)	(11)
Income tax expense (benefit)	9	(7)
Loss from Continuing Operations	(57)	(4)
Loss from Discontinued Operations, net of tax	--	(155)
Net Loss	(57)	(159)
Net income attributable to noncontrolling interest	1	--
Net Loss attributable to Solutia	$(58)	$(159)

Basic and Diluted Loss per Share attributable to Solutia:
Loss from Continuing Operations attributable to Solutia	$(0.49)	$(0.04)
Loss from Discontinued Operations, net of tax	--	(1.66)
Net Loss attributable to Solutia	$(0.49)	$(1.70)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)
	March 31, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$458	$243
Trade receivables, net of allowances of $3 in 2010 and $2 in 2009	283	268
Miscellaneous receivables	75	82
Inventories	271	257
Prepaid expenses and other assets	21	37
Assets of discontinued operations	10	10
Total Current Assets	1,118	897
Net Property, Plant and Equipment	883	919
Goodwill	511	511
Identified Intangible Assets, net	783	803
Other Assets	91	136
Total Assets	$3,386	$3,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$167	$169
Accrued liabilities	221	206
Short-term debt, including current portion of long-term debt	24	28
Liabilities of discontinued operations	46	50
Total Current Liabilities	458	453
Long-Term Debt	1,536	1,264
Postretirement Liabilities	353	411
Environmental Remediation Liabilities	255	260
Deferred Tax Liabilities	169	179
Other Liabilities	102	99

Commitments and Contingencies (Note 8)

Shareholders’ Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 121,869,293 shares issued in both 2010 and 2009)	1	1
Additional contributed capital	1,616	1,612
Treasury shares, at cost (515,894 in 2010 and 430,203 in 2009)	(3)	(2)
Accumulated other comprehensive loss	(270)	(237)
Accumulated deficit	(839)	(781)
Total Shareholders’ Equity attributable to Solutia	505	593
Equity attributable to noncontrolling interest	8	7
Total Shareholders’ Equity	513	600
Total Liabilities and Shareholders’ Equity	$3,386	$3,266

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
INCREASE IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net loss	$(57)	$(159)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Loss from discontinued operations, net of tax	--	155
Depreciation and amortization	27	25
Pension obligation related expense less than contributions	(52)	(5)
Other postretirement benefit obligation related expense less than contributions	--	(2)
Amortization of deferred debt issuance costs and debt discount	4	5
Deferred income taxes	(11)	(14)
Other charges (gains)
Non-cash loss on deferred debt issuance write-off	80	--
Other charges (gains), including restructuring expenses	20	(1)
Changes in assets and liabilities:
Income taxes payable	5	(9)
Trade receivables	(15)	33
Inventories	(14)	31
Accounts payable	(7)	(42)
Environmental remediation liabilities	(5)	(5)
Restricted cash for environmental remediation and other legacy payments	--	5
Other assets and liabilities	25	13
Cash Provided by Operations – Continuing Operations	--	30
Cash Provided by (Used in) Operations – Discontinued Operations	(4)	40
Cash Provided by (Used in) Operations	(4)	70

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(5)	(15)
Acquisition and investment payments	(1)	(1)
Investment proceeds and property disposals	--	1
Cash Used in Investing Activities – Continuing Operations	(6)	(15)
Cash Used in Investing Activities – Discontinued Operations	--	(5)
Cash Used in Investing Activities	(6)	(20)

FINANCING ACTIVITIES:
Net change in lines of credit	--	2
Proceeds from long-term debt obligations	1,144	--
Net change in long-term revolving credit facilities	--	(43)
Payment of long-term debt obligations	(876)	(3)
Debt issuance costs	(25)	--
Purchase of treasury shares	(1)	(1)
Other, net	(9)	(2)
Cash Provided by (Used in) Financing Activities	233	(47)

Effect of Exchange Rate Changes on Cash	(8)	--

INCREASE IN CASH AND CASH EQUIVALENTS	215	3
CASH AND CASH EQUIVALENTS:
Beginning of period	243	32
End of period	$458	$35

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$16	$19
Cash payments for income taxes, net of refunds	$7	$2

Non-Cash Investing Activities:
Capital expenditures included in accounts payable	$3	$6

Non-Cash Financing Activities:
Deferred debt costs included in other liabilities	$2	$--

The tables below are provided to assist the reader with comparability between the three months ended March 31, 2010 and comparable period in 2009 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended March 2010 and 2009

		Three Months Ended March 31
From Continuing Operations (in millions)		2010	Adjust- ments(3)	2010 As Adjusted	2009	Adjust- ments(3)	2009 As Adjusted	% change
Net Sales
	Advanced Interlayers	$186		$186	$133		$133	40%
	Performance Films	52		52	34		34	53%
	Technical Specialties	224		224	167		167	34%
	Unallocated and Other	4		4	5		5	-20%
	Total	$466		$466	$339		$339	37%

EBITDA(1)
	Advanced Interlayers	$48	$-	$48	$19	$5	$24	100%
	Performance Films	9	1	10	1	1	2	400%
	Technical Specialties	74	5	79	56	(10)	46	72%
	Unallocated and Other	(26)	9	(17)	(25)	9	(16)	-6%
	Total	$105	$15	$120	$51	$5	$56	114%

(1)	EBITDA is defined as earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests. Foreign currency gains/losses are included in Unallocated and Other
(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below)
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as EBITDA (defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net), Adjusted EBITDA and Adjusted Earnings Per Share (to include EBITDA and exclude certain gains and losses that affect comparability, cost overhang associated with the sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(dollars in millions)	2010	2009
Loss from Continuing Operations	$(57)	$(4)
Less: Net Income attributable to noncontrolling interest	1	-
Loss from Continuing Operations attributable to Solutia	(58)	(4)
Plus:
Income Tax Expense (Benefit)	9	(7)
Interest Expense	38	37
Loss on Debt Extinguishment	89	-
Depreciation and Amortization	27	25
Events affecting comparability, pre-tax:
Other items (see below)	11	(1)
Non-cash Stock Compensation Expense	4	5
Nylon Cost Overhang	-	1
Adjusted EBITDA from Continuing Operations	$120	$56

Reconciliation of Loss from Continuing Operations to Income (Loss) from Continuing Operations attributable to Solutia before Events Affecting Comparability

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(dollars in millions)	2010	2009
Loss from Continuing Operations	$(57)	$(4)
Less: Net Income attributable to noncontrolling interest	1	-
Loss from Continuing Operations attributable to Solutia	(58)	(4)

Plus:
Events affecting comparability, pre-tax:
Loss on debt extinguishment	89	-
Other items (see below)	11	(1)
Events affecting comparability, income tax impact	(2)	-
Income (Loss) from Continuing Operations attributable to Solutia before events affecting comparability	$40	$(5)

Summary of Events Affecting Comparability

In 2010, (Gains) and Charges affecting comparability are as follow:

Three
Months
Ended
March 31,
2010	(dollars in millions)
$3	Severance and retraining costs related to the general corporate restructuring
1	Charges related to the closure of the Ruabon, Wales facility
3	Charges related to the closure of the Cologne, Germany facility
4	Acquisition costs related to our agreement to purchase Etimex Solar
$11	EBITDA impact
89	Charges related to the early extinguishment of our 2014 Term Loan and 2013 Revolver
$100	Pre-tax income statement impact
(2)	Income tax impact
$98	After-tax income statement impact

In 2009, (Gains) and Charges affecting comparability are as follow:

Three
Months
Ended
March 31,
2009	(dollars in millions)
$(23)	Gain related to the reduction in the 2008 annual incentive plan
17	Severance and retraining costs related to the general corporate restructuring
4	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan facility
1	Charges related to the closure of the Ruabon, Wales facility
$(1)	EBITDA impact
-	Interest Expense
$(1)	Pre-tax income statement impact
-	Income tax impact
$(1)	After-tax income statement impact

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure

	Three Months	Three Months
	Ended	Ended
(in $ millions, except per share data)	March 31, 2010	March 31, 2009
Loss from continuing operations before tax	$(48)	$(11)
Less: Net Income attributable to noncontrolling interest	1	-
Loss from continuing operations before tax attributable to Solutia	(49)	(11)
Non-GAAP Adjustments before tax(1)	100	(1)
Adjusted earnings from continuing operations before tax	51	(12)
Income tax expense (benefit) on adjusted earnings	(11)	7
Adjusted earnings for adjusted EPS	$40	$(5)

Diluted Shares (millions)
Weighted average shares outstanding - Basic	118.5	93.3
Assumed conversion of Restricted Stock	1.5	0.0
Weighted average shares outstanding - Diluted	120.0	93.3
Adjusted EPS - Basic	$0.34	$(0.05)
Adjusted EPS - Diluted	$0.33	$(0.05)

(1) See table of Summary of Events Affecting Comparability

Notes to Editor:  Solutia and Infinity Logo® and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates."

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Discontinued Operations

Solutia announced on June 1, 2009, that it sold its Integrated Nylon business to an affiliate of SK Capital Partners II, L.P.  Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.

Corporate Profile

Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation LLumar®, Vista™, FormulaOne™, Gila®, aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
4/26/10